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                                                                    EXHIBIT 23.1


The Board of Directors
Argo Bancorp, Inc.


We consent to incorporation by reference in the Registration Statements on Forms S-8 (File Numbers 33-59856, 33-59858, 33-59860, 33-87202, and 33-13047)
of Argo Bancorp, Inc. of our report dated March 16, 2001, relating to the consolidated statements of financial condition of Argo Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000, which report is included in this annual report on Form 10-K of Argo Bancorp, Inc.


                                        Crowe, Chizek and Company LLP


Oak Brook, Illinois
March 30, 2001